Exhibit 10.14

November 12, 2015

By Electronic Mail and Facsimile

Neurosciences Research Venures, Inc.

364 Patteson Drive, #279

Morgantown, WV 26505

Attention: William Singer

Re: Neurotrope, Inc. — PRIVILEGED AND CONFIDENTIAL

Dear Mr. Singer:

In consideration of entering into that certain Termination and Waiver Agreement, dated November 12, 2015, by and among Neurotrope, Inc. (the “Company”), Neurosciences Research Ventures, Inc. (“NRV”), Dan Alkon and Northlea Partners LLLP, and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company and NRV hereby agree that the Company shall take such reasonable actions within its control, including calling special board and Nominating and Corporate Governance Committee meetings, so that two (2) representatives designated by NRV (the “NRV Designees”) are nominated for election to the board of directors (the “Board”) of the Company at each annual meeting of shareholders until such time as the Amended and Restated License and Services Agreement, dated February 4, 2015, by and among the Company, Neurotrope Bioscience, Inc., Blanchette Rockefeller Neurosciences Institute and NRV II, LLC is no longer in effect. The Company agrees to use its best efforts to ensure that (i) each NRV Designee is included in the Board’s slate of nominees to the stockholders for each election of directors; and (ii) each NRV Designee is included in the proxy statement prepared by management of the Company in connection with soliciting proxies for every meeting of the stockholders of the Company called with respect to the election of members of the Board, and at every adjournment or postponement thereof, and on every action or approval by written consent of the stockholders of the Company or the Board with respect to the election of members of the Board. Subject to the provisions of applicable law and the rules of any stock exchange on which the Company’s common stock is listed or quoted, no NRV Designee shall be removed from the Board unless such removal is for cause or requested in writing by NRV. In the event that any NRV Designee shall cease to serve for any reason, NRV shall be entitled to designate such person’s successor in accordance with this agreement and the Board shall promptly fill the vacancy with such successor nominee; it being understood that any such designee shall serve the remainder of the term of the director whom such designee replaces. If an NRV Designee is not appointed or elected to the Board because of such person’s death, disability, disqualification, withdrawal as a nominee or for other reason is unavailable or unable to serve on the Board, NRV shall be entitled to designate promptly another nominee and the director position for which the original NRV Designee was nominated shall not be filled pending such designation.

[Signature page follows]

Please countersign this letter in the space provided below and return one copy to the undersigned to reflect NRV’s agreement to the foregoing.

Sincerely,

NEUROTROPE, INC.

By:	/s/ Robert Weinstein
Name:	Robert Weinstein,
Title:	Executive Vice President, Chief
Financial Officer, Secretary and Treasurer

ACKNOWLEDGED AND AGREED:

NEUROSCIENCES RESEARCH

VENTURES, INC.

By:_/s/ William Singer___________

Name: William Singer

Title: Director

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